ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-203433 Dated July 21, 2015
Royal Bank of Canada Return Optimization Securities
$• Securities Linked to the Common Stock of Facebook, Inc. due on or about July 25, 2018
Investment Description
Return Optimization Securities (each, a “Security” and collectively, the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the common stock of Facebook, Inc. (the “Underlying Equity”). If the Underlying Return (as defined below) is positive, we will repay the principal amount at maturity plus pay a return equal to five (the “Multiplier”) times the Underlying Return, up to the Maximum Gain of 51%. If the Underlying Return is negative, we will pay less than the principal amount at maturity and you will lose 1% of the principal amount of your Securities for every 1% decline in the price of the Underlying Equity, up to a loss of 100% of your investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose up to 100% of the principal amount. The Securities will not be listed on any exchange.  Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑     Enhanced Growth Potential Up to the Maximum Gain — At maturity, if the Underlying Return is positive, we will pay you the principal amount plus a return equal to the Multiplier times the Underlying Return up to the Maximum Gain of 51%. If the Underlying Return is negative, investors will be exposed to the negative Underlying Return at maturity.

❑     Full Downside Market Exposure — If the Underlying Return is zero, we will pay the full principal amount at maturity.  However, if the Underlying Return is negative, investors will be exposed to the full downside performance of the Underlying Equity and we will pay less than the full principal amount, resulting in a loss of the principal amount that is proportionate to the percentage decline in the Underlying Equity.  Accordingly, you may lose up to 100% of the principal amount of the Securities. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date1                        July21, 2015
Settlement Date1                 July24, 2015
Final Valuation Date2          July 20, 2018
Maturity Date2                     July 25, 2018
1   Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.
2    Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. EQUITY-ROS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. EQUITY-ROS-1 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering Return Optimization Securities Linked to the common stock of Facebook, Inc. (“FB”).  The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Underlying Equity	Multiplier	Maximum Gain	Initial Price	CUSIP	ISIN
Common Stock of Facebook, Inc. (FB)	5	51%	$97.91 (the closing price of FB on July 20, 2015)	78013D441	US78013D4410

See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated April 30, 2015, the prospectus supplement dated April 30, 2015, product prospectus supplement no. EQUITY-ROS-1 dated May 18, 2015 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. EQUITY-ROS-1.  Any representation to the contrary is a criminal offense.

	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common Stock of Facebook, Inc.	h	$10.00	h	$0.20	h	$9.80
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.20 per $10 principal amount of the Securities.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 11 of this free writing prospectus.
The initial estimated value of the Securities as of the date of this document is $9.7538 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the Trade Date, which will not be more than $0.20 less than this amount. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 11 and “Structuring the Securities” on page 11 of this free writing prospectus.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. EQUITY-ROS-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015, relating to our senior global medium-term notes. Series G, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. EQUITY-ROS-1 dated May 18, 2015. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. EQUITY-ROS-1, as the Securities involve risks not associated with conventional debt securities.

If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement no. EQUITY-ROS-1, the prospectus supplement, or the prospectus, the terms discussed herein will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. EQUITY-ROS-1 dated May 18, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915004093/j514151424b5.htm

♦	Prospectus supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

♦	Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of some or all of the principal amount of the Securities and are willing to make an investment that has similar downside market risk as a hypothetical investment in the Underlying Equity.

♦     You are willing to accept the risks of investing in equities in general and in the Underlying Equity in particular.

♦     You believe that the price of the Underlying Equity will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain.

♦     You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities based on the Maximum Gain indicated on the cover page of this free writing prospectus.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.

♦     You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Equity.

♦     You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦     You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You cannot tolerate the loss of some or all of the principal amount of the Securities, and you are not willing to make an investment that has similar downside market risk as a hypothetical investment in the Underlying Equity.

♦     You are unwilling to accept the risks of investing in equities in general or in the Underlying Equity in particular.

♦     You believe that the price of the Underlying Equity will decline over the term of the Securities, or you believe that the price of the Underlying Equity will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

♦     You seek an investment that has unlimited return potential without a cap on appreciation.

♦     You would be unwilling to invest in the Securities based on the Maximum Gain indicated on the cover page of this free writing prospectus.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.

♦     You seek current income from this investment or prefer to receive the dividends paid on the Underlying Equity.

♦     You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦     You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page PS-4 of the accompanying product prospectus supplement no. EQUITY-ROS-1 for risks related to an investment in the Securities.

Indicative Terms of the Securities1
Issuer:	Royal Bank of Canada

Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities).

Principal Amount:	$10 per Security.

Term2:	Approximately three years

Underlying Equity:	The common stock of Facebook, Inc.

Multiplier:	5

Maximum Gain:	51%

Payment at Maturity (per $10 Security):
If the Underlying Return is positive, we will pay you:

$10 + ($10 x  the lesser of (i) Multiplier x Underlying Return and (ii) Maximum Gain)

If the Underlying Return is zero, we will pay you:

$10

If the Underlying Return is negative,  we will pay you:

$10 + ($10 x Underlying Return)

In this scenario, you will lose some or all of the principal amount of the Securities, in an amount proportionate to the negative Underlying Return.

Underlying Return:	Final Price – Initial Price Initial Price

Initial Price:	$97.91, which was the Closing Price of the Underlying Equity on July 20, 2015.

Final Price:	The Closing Price of the Underlying Equity on the Final Valuation Date.

Investment Timeline
July 20, 2015:	The Maximum Gain was set. The Initial Price was determined.

Maturity Date:
The Final Price and Underlying Return are determined.

If the Underlying Return is positive, we will pay you a cash payment per $10 Security that provides you with your principal amount plus a return equal to the Underlying Return times the Multiplier, subject to the Maximum Gain. Your payment at maturity per $10 Security will be equal to:

$10 + ($10 x  the lesser of (i) Multiplier x Underlying Return and (ii) Maximum Gain)

If the Underlying Return is zero, we will pay you a cash payment of $10.00 per $10.00 Security.

If the Underlying Return is negative, we will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Underlying Equity, and equal to:

$10 + ($10 x Underlying Return)

In this scenario, you will lose some or all of the principal amount of the Securities, in an amount proportionate to the negative Underlying Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS.  IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

____________________

1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2
In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. EQUITY-ROS-1. Investing in the Securities is not equivalent to investing directly in the Underlying Equity. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss of Principal: The Securities differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Equity and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Final Price is less than the Initial Price, you will be fully exposed to any negative Underlying Return and we will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Underlying Equity. Accordingly, you could lose the entire principal amount of the Securities.

♦
The Multiplier Applies Only if You Hold the Securities to Maturity: The application of the Multiplier only applies at maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than the Multiplier times the return of the Underlying Equity, even if such return is positive and does not exceed the Maximum Gain.

♦
The Appreciation Potential of the Securities Is Limited by the Maximum Gain:  If the Underlying Return is positive, we will pay you $10 per Security at maturity plus an additional return that will not exceed the Maximum Gain, regardless of the appreciation in the Underlying Equity, which may be significant.  Therefore, you will not benefit from any appreciation of the Underlying Equity in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the Underlying Equity.

♦	No Interest Payments: We will not pay any interest with respect to the Securities.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada:  The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on our ability to satisfy our obligations as they come due.  As a result, our actual and perceived creditworthiness may affect the market value of the Securities and, in the event we were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security that we issued with the same maturity date or if you invested directly in the Underlying Equity.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBC Capital Markets, LLC (“RBCCM”) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
The Initial Estimated Value of the Securities Will Be  Less than the Price to the Public: The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Securities, will be less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Equity, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set: The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.

♦
An Investment in the Securities Is Subject to Single Stock Risk: The price of the Underlying Equity can rise or fall sharply due to factors specific to that Underlying Equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Securities, should make your own investigation into the issuer of the Underlying Equity and the Underlying Equity for your Securities.  For additional information about the Underlying Equity and its issuer, please see "Information about the Underlying Equity" in this free writing prospectus and the Underlying Equity issuer's SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the Underlying Equity issuer with the SEC.

♦
The Underlying Equity Has Limited Historical Information: The Underlying Equity commenced trading on May 17, 2012.  Because it has limited trading history, your investment in the Securities may involve a greater risk than investing in securities linked to one or more stocks with a more established record of performance.

♦
Owning the Securities Is Not the Same as Owning the Underlying Equity: The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Securities.  As an owner of the Securities, you will not have voting rights or any other rights that holders of the Underlying Equity may have. Any dividends paid on the Underlying Equity will not be incorporated into the determination of the Underlying Return.

♦
There Is No Affiliation Between the Underlying Equity Issuer and Us, UBS and Our Respective Affiliates, and We Are Not Responsible for Any Disclosure by That Issuer: We, UBS and our respective affiliates are not affiliated with the Underlying Equity issuer.  However, we, UBS and our respective affiliates may currently, or from time to time in the future engage in business with the Underlying Equity issuer.  Nevertheless, we, UBS and our respective affiliates have not made any independent investigation as to the accuracy or the completeness of any information about the Underlying Equity and the Underlying Equity issuer.  You, as an investor in the Securities, should make your own investigation into the Underlying Equity and the Underlying Equity issuer for your Securities.  The Underlying Equity issuer is not involved in this offering and has no obligation of any sort with respect to your Securities.  The Underlying Equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
The Historical Prices of the Underlying Equity Should Not Be Taken as an Indication of Its Future Prices During the Term of the Securities: The trading prices of the Underlying Equity will determine the value of the Securities at any given time. However, it is impossible to predict whether the price of the Underlying Equity will rise or fall, and trading prices of the Underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the value of the Underlying Equity.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Underlying Equity that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Equity, and therefore, the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price: Trading or transactions by Royal Bank of Canada, UBS and our respective affiliates in the Underlying Equity, or in futures, options, exchange-traded funds or other derivative products on the Underlying Equity may adversely affect the market value of the Underlying Equity, the closing price of the Underlying Equity, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the price of the Underlying Equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual or expected volatility of the price of the Underlying Equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the Underlying Equity;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events as to the Underlying Equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited: The calculation agent will make adjustments to the Initial Price and the Final Price for certain events affecting the shares of the Underlying Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and the Payment at Maturity may be materially and adversely affected.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at  maturity per $10.00 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% and assume a hypothetical Initial Price of $100.00 and reflects the Multiplier of 5 and the Maximum Gain of 51%. The actual Initial Price is set forth on the cover page of this document. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1 – On the Final Valuation Date, the Underlying Equity closes 2% above the Initial Price. Because the Underlying Return is positive, we will pay you an amount based upon the lesser of the Underlying Return times the Multiplier and the Maximum Gain. Since the Underlying Return of 2% times the Multiplier is less than the Maximum Gain, we will pay you at maturity a cash payment of $11.00 per $10 principal amount Security, calculated as follows:

$10 + ($10 x 2% x 5) = $10 + $1.00 = $11.00

Example 2 – On the Final Valuation Date, the Underlying Equity closes 40% above the Initial Price. Because the Underlying Return is positive, we will pay you an amount based upon the lesser of the Underlying Return times the Multiplier and the Maximum Gain. Since the Underlying Return of 40% times the Multiplier is greater than the Maximum Gain, we will pay you at maturity a cash payment of $15.10 per $10 principal amount Security, calculated as follows:

$10 + ($10 x 51%) = $10 + $5.10 = $15.10

Example 3 – On the Final Valuation Date, the Underlying Equity closes 40% below the Initial Price. Because the Underlying Return is -40%,  which is negative, we will pay you at maturity a cash payment of $6.00 per $10 principal amount Security (a 40% loss on the principal amount), calculated as follows:

$10 + ($10 x -40%) = $10 - $4.00 = $6.00

Hypothetical Final Price ($)	Hypothetical Underlying Return1	Hypothetical Payment at Maturity ($)	Hypothetical Total Return on Securities2
$200.00	100.00%	$15.10	51.00%
$175.00	75.00%	$15.10	51.00%
$150.00	50.00%	$15.10	51.00%
$140.00	40.00%	$15.10	51.00%
$130.00	30.00%	$15.10	51.00%
$120.00	20.00%	$15.10	51.00%
$110.20	10.20%	$15.10	51.00%
$105.00	5.00%	$12.50	25.00%
$104.00	4.00%	$12.00	20.00%
$102.00	2.00%	$11.00	10.00%
$100.00	0.00%	$10.00	0.00%
$90.00	-10.00%	$9.00	-10.00%
$80.00	-20.00%	$8.00	-20.00%
$75.00	-25.00%	$7.50	-25.00%
$70.00	-30.00%	$7.00	-30.00%
$60.00	-40.00%	$6.00	-40.00%
$50.00	-50.00%	$5.00	-50.00%
$25.00	-75.00%	$2.50	-75.00%
$0.00	-100.00%	$0.00	-100.00%

(1) The Underlying Return excludes any cash dividend payments.
(2) The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

What Are the Tax Consequences of the Securities?

U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Underlying Equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled ““Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information about the Underlying Equity
Included on the following pages is a brief description of the issuer of the Underlying Equity. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly intra-day high and low and period-end closing prices for the Underlying Equity. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Equity as an indication of future performance.

The Underlying Equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying Equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Equity under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Facebook Inc.

According to publicly available information, Facebook Inc. operates a social networking website. The company's website allows people to communicate with their family, friends, and coworkers. The company develops technologies that facilitate the sharing of information, photographs, website links, and videos. The company’s users have the ability to share and restrict information based on their own specific criteria.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1326801. The company’s common stock is listed on the NASDAQ under the ticker symbol “FB.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the Underlying Equity, based on daily closing prices, as reported by Bloomberg.  The closing price of the Underlying Equity on July 20, 2015 was $97.91. The historical performance of the Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
5/17/2012*	6/30/2012	$38.23	$25.87	$31.10
7/1/2012	9/30/2012	$32.17	$17.73	$21.66
10/1/2012	12/31/2012	$28.24	$18.98	$26.62

1/1/2013	3/31/2013	$32.47	$25.13	$25.58
4/1/2013	6/30/2013	$28.97	$22.90	$24.88
7/1/2013	9/30/2013	$51.24	$24.37	$50.23
10/1/2013	12/31/2013	$57.96	$44.82	$54.65

1/1/2014	3/31/2014	$72.03	$53.53	$60.24
4/1/2014	6/30/2014	$67.60	$56.14	$67.29
7/1/2014	9/30/2014	$79.04	$62.76	$79.04
10/1/2014	12/31/2014	$81.45	$72.63	$78.02

1/1/2015	3/31/2015	$85.31	$74.05	$82.22
4/1/2015	6/30/2015	$88.86	$77.46	$85.77
7/1/2015	7/20/2015**	$97.91	$85.65	$97.91

* The Underlying Equity began trading on the NASDAQ on May 17, 2012.

** This free writing prospectus includes information for the third calendar quarter of 2015 only for the period from July 1, 2015 through July 20, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of the Underlying Equity from May 17, 2012, the date when the Underlying Equity began trading, to July 20, 2015. The Initial Price is $97.91, which was its closing price on July 20, 2015.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Securities. Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-16 of the accompanying product prospectus supplement no. EQUITY-ROS-1.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs.  If so specified in the pricing supplement related to the Securities, for a period of approximately 10 months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Underlying Equity.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Equity, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note

The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. EQUITY-ROS-1 dated May 18, 2015 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.